Exhibit 3.2

ECC CAPITAL CORPORATION

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: ECC Capital Corporation, a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

INCORPORATOR

The undersigned, Patricia McGowan, whose address is c/o Venable LLP, Two Hopkins Plaza, Suite 1800, Baltimore, Maryland 21201, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

ARTICLE II

NAME

The name of the corporation (the “Corporation”) is:

ECC Capital Corporation

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o National Registered Agents, Inc. of MD, 11 East Chase Street, Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation in the State of Maryland is National Registered Agents, Inc. of MD, 11 East Chase Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be six (6), which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The names of the directors who shall serve until the first annual meeting of stockholders and until their successors are duly elected and qualify are:

Steven G. Holder

Shabi S. Asghar

James R. Brazil

Douglas Ingram

William Jacoby

James Rollans

These directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws.

The Corporation elects, at such time as it becomes eligible to make the election provided for under Section 3-802(b) of the Maryland General Corporation Law, that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

Section 5.2 Extraordinary Actions. Except as specifically provided in Section 5.8 (relating to removal of directors), notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter (the “Charter”) or the Bylaws.

Section 5.4 Preemptive Rights and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by contract, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 5.5 Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

Section 5.6 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 5.7 REIT Qualification. If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code.

Section 5.8 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two thirds of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 5.9 Advisor Agreements. Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

ARTICLE VI

STOCK

Section 6.1 Authorized Shares. The Corporation has authority to issue 220,000,000 shares of stock, consisting of 200,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and 20,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $2,200,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 6.2, 6.3 or 6.4 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 6.2 Common Stock. Subject to the provisions of Article VII and except as may otherwise be specified in the terms of any class or series of Common Stock, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

Section 6.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of stock.

Section 6.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

Section 6.5 Stockholders’ Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting by consent, in writing or by electronic transmission, in any manner permitted by the MGCL and set forth in the Bylaws.

Section 6.6 Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws.

ARTICLE VII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1 Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:

“Aggregate Stock Ownership Limit” shall mean 5.6% in value of the aggregate of the outstanding shares of Capital Stock. Notwithstanding the foregoing, for purposes of determining the percentage ownership of Capital Stock by any Person, shares of Capital Stock that are treated as Beneficially or Constructively owned by such Person shall be deemed outstanding. The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

“Beneficial Ownership” shall mean ownership of Capital Stock either actually (including through a nominee) or constructively through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Own,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

“Charitable Beneficiary” shall mean one or more beneficiaries of a Trust, as determined pursuant to Section 7.3.6 of this Article VII.

“Code” shall mean the Internal Revenue Code of 1986, as amended. All section references to the Code shall include any successor provisions thereof as may be adopted from time to time.

“Common Stock” shall mean that Common Stock that may be issued pursuant to Article VI of the Articles of Amendment and Restatement.

“Common Stock Ownership Limit” shall mean 5.6% (by value or by number of shares, whichever is more restrictive) of the outstanding Common Stock of the Corporation, excluding any such outstanding Common Stock which is not treated as outstanding for federal income tax purposes. Notwithstanding the foregoing, for purposes of determining the percentage ownership of Common Stock by any Person, shares of Common Stock that are treated as Beneficially or Constructively owned by such Person shall be deemed to be outstanding. The number and value of shares of outstanding Common Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

“Constructive Ownership” shall mean ownership of Capital Stock either actually (including through a nominee) or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Corporation” shall have the meaning set forth in the preamble to the Articles of Amendment and Restatement.

“Disqualified Organization” shall mean the United States, any state or political subdivision thereof, any foreign government, any international organization, any agency or instrumentality of any of the foregoing, any other tax-exempt organization (other than a farmer’s cooperative that is described in Section 521 of the Code) that is both exempt from income taxation and exempt from taxation under the unrelated business taxable income provisions of the Code, and any rural electrical or telephone cooperative (all as referred to in Section 860E(e)(5) of the Code).

“Excepted Disqualified Organization” shall mean a Disqualified Organization that has been granted an exception from the ownership limitation under Section 7.2.1(d) of this Article VII by the Board of Directors pursuant to Section 7.9.4 of this Article VII and which is in compliance with the requirements, if any, established by the Board of Directors in granting the exception.

“Excepted Holder” The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 7.9.

“Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.9.5 and subject to adjustment pursuant to Section 7.9.3, the percentage limit established by the Board of Directors pursuant to Section 7.9.1 and/or 7.9.2.

“Individual” means an individual, a trust qualified under Section 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, or a private foundation within the meaning of Section 509(a) of the Code, provided that, except as set forth in Section 856(h)(3)(A)(ii) of the Code, a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code shall be excluded from this definition.

“Initial Date” means the date upon which the Articles of Amendment and Restatement containing this Article VII are filed with the State Department of Assessments and Taxation of Maryland.

“IRS” means the United States Internal Revenue Service.

“Market Price” means the last reported sales price reported on the New York Stock Exchange of the Capital Stock on the trading day immediately preceding the relevant date, or if the Capital Stock is not then traded on the New York Stock Exchange, the last reported sales price of the Capital Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Capital Stock may be traded, or if the Capital Stock is not then traded over any exchange or quotation system, then the market price of the Capital Stock on the relevant date as determined in good faith by the Board of Directors of the Corporation.

“Person” shall mean an Individual, corporation, partnership, limited liability company, estate, trust, association, joint stock company or other entity; but does not include an underwriter acting in a capacity as such in a public offering of shares of Capital Stock provided that the ownership of such shares of Capital Stock by such underwriter would not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the Corporation failing to qualify as a REIT.

“Preferred Stock” shall mean that Preferred Stock that may be issued from time to time pursuant to Article VI of the Articles of Amendment and Restatement.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 7.2.2 of this Article VII, the Purported Record Transferee, unless the Purported Record Transferee would have acquired or owned shares of Capital Stock for another Person who is the beneficial transferee or owner of such shares, in which case the Purported Beneficial Transferee shall be such Person.

“Purported Record Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 7.2.2 of this Article VII, the record holder of the shares of Capital Stock if such Transfer had been valid under Section 7.2.1 of this Article VII.

“REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code.

“Restriction Termination Date” shall mean the first day on which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise, other disposition of Capital Stock as well as any other event that causes any Person to Beneficially Own or Constructively Own Capital Stock, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Capital Stock or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, whether such transfer has occurred of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Capital Stock), and whether such transfer has occurred by operation of law or otherwise.

“Trust” shall mean each of the trusts provided for in Section 7.3 of this Article VII.

“Trustee” shall mean any Person unaffiliated with the Corporation, or a Purported Beneficial Transferee, or a Purported Record Transferee, that is appointed by the Corporation to serve as trustee of a Trust.

Section 7.2 Restriction on Ownership and Transfers.

7.2.1 From the Initial Date and prior to the Restriction Termination Date:

(a) except as provided in Section 7.9.1 of this Article VII, no Person, other than an Excepted Holder, shall Constructively Own (1) shares of Capital Stock in excess of the Aggregate Stock Ownership Limit and (2) Common Stock in excess of the Common Stock Ownership Limit;

(b) except as provided in Section 7.9.2 of this Article VII, no Person, other than an Excepted Holder, shall Constructively Own (1) shares of Capital Stock in excess of the Aggregate Stock Ownership Limit and (2) Common Stock in excess of the Common Stock Ownership Limit;

(c) no Person shall Beneficially or Constructively Own Capital Stock to the extent that such Beneficial or Constructive Ownership would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including but not limited to ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); and

(d) except as provided in Section 7.9.4 of this Article VII, no Disqualified Organization, other than an Excepted Disqualified Organization, shall Beneficially own any shares of Capital Stock, and no Person shall Transfer shares of Capital Stock to the extent that such Transfer would result in shares of Capital Stock being Beneficially owned by a Disqualified Organization.

7.2.2 If, during the period commencing on the Initial Date and prior to the Restriction Termination Date, any Transfer occurs that, if effective, would result in any Person Beneficially or Constructively Owning Capital Stock in violation of Section 7.2.1 of this Article VII, (i) then that number of shares of Capital Stock that otherwise would cause such Person to violate Section 7.2.1 of this Article VII (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the business day prior to the date of such Transfer or other event, and such Purported Beneficial Transferee shall thereafter have no rights in such shares or (ii) if, for any reason, the transfer to the Trust described in clause (i) of this sentence is not automatically effective as provided therein to prevent any Person from Beneficially or Constructively Owning Capital Stock in violation of Section 7.2.1 of this Article VII, then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1 shall, subject to Section 7.12, be void ab initio, and the Purported Beneficial Transferee shall have no rights in such shares.

7.2.3 Subject to Section 7.12 of this Article VII and notwithstanding any other provisions contained herein, during the period commencing on the Initial Date and prior to the Restriction Termination Date, any Transfer of Capital Stock that, if effective, would result in the Capital Stock of the Corporation being beneficially owned by less than 100 Persons

(determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such Capital Stock.

7.2.4 It is expressly intended that the restrictions on ownership and Transfer described in this Section 7.2 of Article VII shall apply to restrict the rights of any members or partners in limited liability companies or partnerships to exchange their interest in such entities for Capital Stock of the Corporation.

Section 7.3 Transfers of Stock in Trust.

7.3.1 Upon any purported Transfer or other event described in Section 7.2.2 of this Article VII that would result in a transfer of shares of Capital Stock to a Trust, such Capital Stock shall be deemed to have been transferred to the Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the purported Transfer or other event that results in a transfer to the Trust pursuant to Section 7.2.2. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation, any Purported Beneficial Transferee and any Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6 of this Article VII.

7.3.2 Capital Stock held by the Trustee shall be issued and outstanding Capital Stock of the Corporation. The Purported Beneficial Transferee or Purported Record Transferee shall have no rights in the shares of Capital Stock held by the Trustee. The Purported Beneficial Transferee or Purported Record Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares of Capital Stock held in the Trust.

7.3.3 The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee shall be paid to the Trustee upon demand, and any dividend or other distribution declared or authorized but unpaid with respect to such Capital Stock shall be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Purported Record Transferee and Purported Beneficial Transferee shall have no voting rights with respect to the Capital Stock held in the Trust and, subject to Maryland law, effective as of the date the Capital Stock has been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Purported Record Transferee with respect to such Capital Stock prior to the discovery by the Corporation that the Capital Stock has been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that the Capital Stock has been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

7.3.4 Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares of Capital Stock held in the Trust to a person, designated by the Trustee, whose ownership of the shares of Capital Stock will not violate the ownership limitations set forth in Section 7.2.1. Upon such sale, the interest of the Charitable Beneficiary in the shares of Capital Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this Section 7.3.4. The Purported Record Transferee shall receive the lesser of (i) the price paid by the Purported Record Transferee for the shares of Capital Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Capital Stock at Market Price, the Market Price of such shares of Capital Stock on the day of the event which resulted in the transfer of such shares of Capital Stock to the Trust) and (ii) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares of Capital Stock held in the Trust. The Trustee may reduce the amount payable to the Purported Record Transferee by the amount of dividends and distributions which have been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to Section 7.3.3 of this Article VII. Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary together with any dividends or other distributions thereon. If, prior to the discovery by the Corporation that shares of such Capital Stock have been transferred to the Trustee, such shares of Capital Stock are sold by a Purported Record Transferee then (x) such shares of Capital Stock shall be deemed to have been sold on behalf of the Trust and (y) to the extent that the Purported Record Transferee received an amount for such shares of Capital Stock that exceeds the amount that such Purported Record Transferee was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

7.3.5 Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price paid by the Purported Record Transferee for the shares of Capital Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Capital Stock at Market Price, the Market Price of such shares of Capital Stock on the day of the event which resulted in the transfer of such shares of Capital Stock to the Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Purported Record Transferee by the amount of dividends and distributions which has been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to Section 7.3.3 of this Article VII. The Corporation will pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares of Capital Stock held in the Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares of Capital Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee, and any dividends or other distributions held by Trustee with respect to such Capital Stock shall thereupon be paid to the Charitable Beneficiary.

7.3.6 By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1 in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

Section 7.4 Remedies For Breach. If the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 7.2 of this Article VII or that a Person intends to acquire, has attempted to acquire or may acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of the Corporation in violation of Section 7.2 of this Article VII (whether or not such violation is intended), the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall take such action as it deems or they deem advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, causing the Corporation to redeem shares of Capital Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of Section 7.2.1 of this Article VII shall automatically result in the transfer to a Trust as described in Section 7.2.2 and any Transfer in violation of Section 7.2.3 shall, subject to Section 7.12, automatically be void ab initio irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

Section 7.5 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire shares in violation of Section 7.2 of this Article VII, or any Person who is a Purported Beneficial Transferee such that an automatic transfer to a Trust results under Section 7.2.2 of this Article VII, shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation’s status as a REIT.

Section 7.6 Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date, each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of shares of Capital Stock and each Person (including the stockholder of record) who is holding shares of Capital Stock for or on behalf of a beneficial owner or Beneficial Owner or Constructive Owner including without limitation, any stockholder of record, shall, on demand, provide to the Corporation a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the regulations (as in effect from time to time) of the U.S. Department of Treasury under the Code. In addition, each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of shares of Capital Stock and each Person (including, without limitation, the stockholder of record) who is holding shares of Capital Stock for a beneficial owner or Beneficial Owner or Constructive Owner shall, on demand, be required to disclose to the Corporation in writing such information as the Corporation may request in order to determine the effect, if any, of such stockholder’s Beneficial Ownership and Constructive Ownership of shares of Capital Stock on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, any other ownership limit or as otherwise permitted by the Board of Directors.

Section 7.7 Remedies Not Limited. Nothing contained in this Article VII (but subject to Section 7.12 of this Article VI) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT.

Section 7.8 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VII, including any definition contained in Section 7.1, the Board of Directors shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it (subject, however, to the provisions of Section 7.12 of this Article VI). In the event Article VII requires an action by the Board of Directors and the charter of the Corporation does not provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Article VII. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 7.2.2) acquired Beneficial or Constructive Ownership of Common Stock in violation of Section 7.2.1, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

Section 7.9 Exceptions.

7.9.1 Subject to Section 7.2.1(c) of this Article VII, the Board of Directors, in its sole discretion, upon the affirmative vote of a majority of the entire Board of Directors (including a majority of the directors not affiliated with the Person seeking such exception), may exempt (prospectively or retroactively) a Person from the limitation on a Person Beneficially Owning shares of Capital Stock in excess of the Aggregate Stock Ownership Limit or Common Stock in excess of the Common Stock Ownership Limit, as set forth in Section 7.2.1(a) of this Article VII, and may establish or increase an Excepted Holder Limit for such Person, if the Board determines that such exemption is not violative of Sections 7.2.1(c), and 7.2.3, and will not cause the Corporation to fail to qualify as a REIT under the Code.

7.9.2 Subject to Section 7.2.1(c) of this Article VII, the Board of Directors, in its sole discretion, upon the affirmative vote of a majority of the entire Board of Directors (including a majority of the directors not affiliated with the Person seeking such exception), may exempt (prospectively or retroactively) a Person from the limitation on a Person Constructively Owning Capital Stock in excess of the Aggregate Stock Ownership Limit or Common Stock in excess of the Common Stock Ownership Limit, as set forth in Section 7.2.1(b) of this Article VII, and may establish or increase an Excepted Holder Limit for such Person, if the Board determines that such Person does not and will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned in whole or in part by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant or that any such ownership would not cause the Corporation to fail to qualify as a REIT under the Code.

7.9.3 Subject to Section 7.2.1(c) of this Article VII and the remainder of this Section 7.9.3, the Board of Directors may from time to time, upon the affirmative vote of a majority of the entire Board of Directors (including a majority of the directors not affiliated with the Person seeking such exception), increase the Aggregate Stock Ownership Limit and/or the Common Stock Ownership Limit for one or more Persons and decrease the Aggregate Stock Ownership Limit and/or the Common Stock Ownership Limit for all other Persons; provided, however, that the decreased Aggregate Stock Ownership Limit and/or the Common Stock Ownership Limit will not be effective for any Person whose percentage ownership in Capital Stock or Common Stock, as the case may be, is in excess of such decreased Aggregate Stock Ownership Limit and/or the Common Stock Ownership Limit until such time as such Person’s percentage of Capital Stock or Common Stock, as the case may be, equals or falls below the decreased Aggregate Stock Ownership Limit and/or the Common Stock Ownership Limit, but any further acquisition of Capital Stock or Common Stock, as the case may be, in excess of such percentage ownership of Capital Stock or Common Stock, as the case may be, will be in violation of the Aggregate Stock Ownership Limit and/or Common Stock Ownership Limit, and, provided further, that the new Aggregate Stock Ownership Limit and/or Common Stock Ownership Limit is consistent Sections 7.2.1(c) and 7.2.3 hereof and would not cause the Corporation to fail to qualify as a REIT under the Code.

7.9.4 Subject to Sections 7.2.1(c) and 7.2.3 of this Article VII, the Board of Directors, in its sole and absolute discretion, may except a Disqualified Organization from the restriction contained in Section 7.2.1(d) of this Article VII if:

(a) the Disqualified Organization agrees to reimburse the Corporation for any tax it incurs as a result of having such Disqualified Organization as a shareholder and to make the Corporation whole for any tax imposed on the reimbursement payment; or

(b) the Corporation receives a ruling from the IRS or an opinion of counsel, in each case to the effect that no tax will be imposed on the Corporation as a result of the exception.

7.9.5 In granting the exceptions or making other changes described in this Section 7.9 of this Article VII, the Board of Directors may require the Person seeking such exception or change to make certain representations or undertakings, or to agree that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 7.2 of this Article VI) will result in such Capital Stock being transferred to a Trust in accordance with Section 7.2.2 of this Article VII. Prior to granting any of the exceptions or other changes described in this Section 7.9 of this Article VII, the Board of Directors may require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s ongoing status as a REIT will not be jeopardized by such exception or change.

7.9.6 The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit with respect to an Excepted Holder’s ownership of Common Stock or Capital Stock, as the case may be, shall be reduced to a percentage that is less than the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit, respectively.

Section 7.10 Legends. Each certificate for Common Stock shall bear the following legends:

Restriction on Ownership and Transfer

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST (“REIT”) UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CORPORATION’S CHARTER, (i) NO PERSON, OTHER THAN AN EXCEPTED HOLDER, MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK OF THE CORPORATION IN EXCESS OF 5.6% OF THE VALUE OF THE TOTAL OUTSTANDING SHARES OF CAPITAL STOCK OF THE CORPORATION AND NO PERSON, OTHER THAN AN EXCEPTED HOLDER, MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION’S COMMON STOCK IN EXCESS OF 5.6% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING COMMON STOCK OF THE CORPORATION; (ii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK THAT WOULD RESULT IN THE CORPORATION BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; (iii) NO PERSON MAY TRANSFER SHARES OF CAPITAL STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS; AND (iv) NO DISQUALIFIED ORGANIZATION, OTHER THAN AN EXCEPTED DISQUALIFIED ORGANIZATION, MAY BENEFICIALLY OWN ANY SHARES OF CAPITAL STOCK, AND NO PERSON SHALL TRANSFER SHARES OF CAPITAL STOCK TO THE EXTENT THAT SUCH TRANSFER WOULD RESULT IN SHARES OF CAPITAL STOCK BEING BENEFICIALLY OWNED BY A DISQUALIFIED ORGANIZATION. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP SET FORTH IN (i), (ii) or (iv) IS VIOLATED, THE SHARES OF COMMON STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO THE TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES, AND ANY TRANSFER THAT WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS SHALL BE VOID AB INITIO. IN ADDITION, THE CORPORATION MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF

DIRECTORS IN ITS SOLE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS IN THIS LEGEND THAT ARE DEFINED IN THE CHARTER OF THE CORPORATION SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE CHARTER OF THE CORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SHARES OF COMMON STOCK ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

Section 7.11 Severability. If any provision of this Article VII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provision shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

Section 7.12 NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and the shares of Capital Stock that are the subject of such a transaction shall continue to be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.13 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.14 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE VIII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except for amendments to Article V, Section 5.8 and Article VII of the Charter and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter. Any amendment to Article V, Section 5.8 or to this sentence of the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

ARTICLE IX

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the charter.

FIFTH: The name and address of the Corporation’s current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.

SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 1,000 shares, consisting of 1,000 shares of Common Stock, $.001 par value per share. The aggregate par value of all shares of stock having par value was $1.00.

EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 220,000,000, consisting of 200,000,000 shares of Common Stock, $.001 par value per share, and 20,000,000 shares of Preferred Stock, $.001 par value per share. The aggregate par value of all authorized shares of stock having par value is $220,000.

NINTH: The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this          day of                     , 2004.

ATTEST:	ECC CAPITAL CORP.

	By:		(SEAL)
Secretary		President

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